Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report relating to the financial statements of Longs Drug Stores Corporation and management’s report on the effectiveness of internal control over financial reporting dated April 11, 2005 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to an accounting change), appearing in the Annual Report on Form 10-K of Longs Drug Stores Corporation for the year ended January 27, 2005 and our report dated June 27, 2005 appearing in the Annual Report on Form 11-K of Longs Drug Stores California, Inc. Employee Savings and Profit-Sharing Plan for the year ended December 31, 2004.

/s/    Deloitte & Touche LLP

San Francisco, California

December 1, 2005